Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 9, 2007, accompanying the consolidated financial statements and schedule of Compass Diversified Holdings (formerly Compass Diversified Trust) and Subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP
New York, New York November 5, 2007